EXHIBIT 99

NEWS RELEASE For Immediate Release
ATC Technology Corporation Proceeding with GENCO	For more information:
Distribution System, Inc. Merger after “Go-Shop” Period Ends	Mary Ryan
630.663.8283
maryan@corpatc.com

Downers Grove, Illinois, Wednesday, August 18, 2010 – ATC Technology Corporation (ATC) (NASDAQ-GS: ATAC), today announced the expiration, at 11:59 P.M. (Eastern time) on August 17, 2010, of the “go-shop” period during which ATC was permitted to solicit alternative proposals to its proposed merger with GENCO Distribution System, Inc., (GENCO) a privately held third-party provider of logistics services for retailers, manufacturers, and U.S. government agencies.

On July 18, 2010, ATC entered into a definitive agreement and plan of merger (the “merger agreement”) to be acquired by GENCO.  During the “go-shop” period, under the terms of the merger agreement, ATC was permitted to, among other things, initiate, solicit, and encourage, and to enter into and maintain or participate in discussions and negotiations with respect to alternative acquisition proposals regarding ATC.  The “go-shop” process was led by ATC’s financial advisor, Robert W. Baird & Co. Incorporated (Baird) and included active participation by ATC and its legal counsel, Gibson, Dunn & Crutcher LLP.

During the “go-shop” period, Baird contacted over 100 potential buyers, including both strategic parties and financial sponsor firms.  Of the parties contacted, 14 entered into confidentiality agreements and reviewed certain nonpublic information regarding ATC.  Despite the extensive efforts of ATC and its advisors during the “go-shop” period, the process did not result in any party being designated an Excluded Party, as defined in the merger agreement, with whom merger discussions may continue.

Commenting on the expiration of the “go-shop” period, Todd R. Peters, President and CEO of ATC said, “Having now concluded our 30-day “go-shop” period, the board of directors of ATC is fully satisfied that it has concluded a thorough and rigorous process designed to deliver the maximum available consideration to the ATC stockholders for their shares.  The ATC board continues to believe that the merger with GENCO is the best transaction available to ATC and is in the best interest of our stockholders, customers and employees, and the ATC board continues unanimously to recommend the merger to our stockholders for their approval.”

ATC is working with GENCO to complete the merger pursuant to the merger agreement in a timely manner and expects the merger to close during the fourth quarter of 2010.  However, consummation of the merger remains subject to receipt of the approval of ATC’s stockholders, required regulatory approvals, completion of GENCO’s financing, and satisfaction of other customary closing conditions.  On August 4, 2010, ATC and GENCO both filed for Hart-Scott-Rodino regulatory approval.

About ATC
ATC is headquartered in Downers Grove, Illinois.  ATC provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

About GENCO
GENCO Distribution System, Inc. is headquartered in Pittsburgh, Pennsylvania.  The privately held company provides contract logistics, reverse logistics, product liquidation, pharmaceutical logistics, and government solutions for manufacturers, retailers, and U.S. government agencies.  For more information visit www.genco.com.

Additional Information and Where to Find It
In connection with the proposed acquisition by GENCO, ATC intends to file a proxy statement and other relevant documents concerning the transaction with the SEC.  STOCKHOLDERS OF ATC ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by ATC through the web site maintained by the SEC at www.sec.gov.  Free copies of the proxy statement, when available, and ATC’s other filings with the SEC also may be obtained from ATC.  Free copies of ATC’s filings may be obtained by directing a request to the Investor Relations Department at ATC’s website at www.goatc.com, when they become available.

ATC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ATC’s stockholders with respect to the transactions contemplated by the definitive agreement between GENCO and ATC.  Information regarding ATC’s directors and executive officers is contained in ATC’s Annual Report on Form 10-K for the year ended December 31, 2009 and its definitive proxy statement filed with the SEC on April 28, 2010, as amended, for its 2010 Annual Meeting of Stockholders, which are filed with the SEC.  You can obtain free copies of these documents from ATC using the contact information set forth above.  Additional information regarding interests of such participants will be included in the proxy statement that will be filed with the SEC and available free of charge as indicated above.

Forward-Looking Statements
This publication contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of ATC by GENCO and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, ATC and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, (i) the failure to obtain the necessary approval by ATC’s stockholders, (ii) antitrust clearance in a timely manner or at all, (iii) the failure, under certain circumstances, of GENCO to meet the conditions set forth in its equity and debt financing documents and (iv) the satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in ATC’s reports and other documents filed with the SEC from time to time.  ATC assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ATC’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by ATC that the statements will prove to be correct.

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